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                                                                  Exhibit 15.2


Securitites and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated July 12, 2000 on our reveiw of the interim financial information of Life Technologies, Inc. as of June 30, 2000 and for the three-month and six-month periods ended June 30, 2000 and 1999 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2000 is incorporated by reference in Invitrogen Corporation's Registration Statements on Form S-8 (Nos. 333-46146, 333-86531, and 333-74061) and is incorporated by reference in this Current Report on Form 8-K of Invitrogen Corporation.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

McLean, Virginia
September 27, 2000